Contact:
jnittmann@doversaddlery.com
Janet Nittmann
Tel 978-952-8062 x218

For Immediate Release

DOVER SADDLERY ANNOUNCES NEW STORE LOCATION

LITTLETON, MA — March 30, 2006 — Dover Saddlery, Inc. (DE) (Nasdaq NM: DOVR - NEWS) reported today that its wholly-owned retail subsidiary executed a Lease relating to a store site in Sparks, Baltimore County, Maryland. The Dover Saddlery retail store will consist of approximately 8,000 sq. feet of retail space and is scheduled for a late summer opening. The store location is some 15 miles directly north of Baltimore in an area with an extensive and active equestrian consumer base. “We are very excited to announce Dover’s first retail store in Maryland, a state with a great equestrian heritage,” said Stephen Day, CEO and President of Dover Saddlery. “We look forward to our Grand Opening events later this year and to providing our customers a truly first-class equestrian retail experience,” Day commented.

About Dover Saddlery, Inc.

Dover Saddlery, Inc. (Nasdaq: DOVR) is the largest direct marketer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit www.DoverSaddlery.com.

Notice Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the plans and implementation of the Company’s retail store strategy, and ability to leverage its Internet, catalog and storefront operations to achieve growth. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in the “Risk Factors” section of Dover Saddlery’s Registration Statement on Form S-1 on file with the Securities and Exchange Commission.

Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward- looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.